Exhibit 5.1

Bennett Jones LLP 4500 Bankers Hall East, 855 - 2nd Street SW Calgary, Alberta, Canada T2P 4K7 Tel: 403.298.3100 Fax: 403.265.7219

[•], 2021

Canadian Pacific Railway Limited

7550 Ogden Dale Road S.E.

Calgary, Alberta

T2C 4X9

Dear Sirs/Mesdames:

Re:	Canadian Pacific Railway Limited
Issuance of Common Shares

We have acted as Canadian counsel to Canadian Pacific Railway Limited (“CP”), a corporation governed by the Canada Business Corporations Act, in connection with the Registration Statement on Form F-4 (the “Registration Statement”), which includes the proxy statement of Kansas City Southern (“KCS”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the proposed issuance by CP of common shares (the “Shares”) in connection with the proposed mergers (collectively, the “Transaction”) contemplated by the Agreement and Plan of Merger dated as of September 15, 2021 (the “Merger Agreement”), by and among CP, KCS, Cygnus Merger Sub 1 Corporation (“Surviving Merger Sub”) and Cygnus Merger Sub 2 Corporation (“First Merger Sub”).

Pursuant to the Merger Agreement, KCS will combine with CP in a stock and cash transaction and a successor to KCS will become a direct wholly owned subsidiary of CP. The Merger Agreement provides that, among other things, and upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, (1) First Merger Sub will merge with and into KCS, with KCS surviving as a direct wholly owned subsidiary of Surviving Merger Sub, and (2) immediately thereafter, KCS will merge with and into Surviving Merger Sub, with Surviving Merger Sub surviving as a direct wholly owned subsidiary of CP. As a result of the Transaction, and upon the terms and subject to the conditions set forth in the Merger Agreement, each share of KCS common stock that is outstanding immediately prior to the Transaction (other than certain excluded shares, as described in the Merger Agreement) will be converted into the right to receive 2.884 Shares and U.S.$90.00 in cash, and each share of KCS preferred stock outstanding immediately prior to the Transaction (other than certain excluded shares, as described in the Merger Agreement) will be converted into the right to receive U.S.$37.50 in cash, all as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

In connection with the opinion expressed herein, we have considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion. We have also examined the Registration Statement and the Merger Agreement, which has been filed with the SEC as an exhibit to the Registration Statement.

In such examinations and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, certified or otherwise. As to certain matters of fact relevant to the opinion expressed below, we have relied exclusively upon a certificate of an officer of CP dated [•], 2021. Our opinion expressed below is restricted to the laws of Alberta and the laws of Canada applicable in Alberta as of the date hereof.

[●], 2021

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the transaction to which it relates. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

BENNETT JONES LLP